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                                                                     EXHIBIT 2.3

                               SECOND AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

         This Second Amendment to Stock Purchase Agreement (this "Amendment") is made and entered into effective August 1, 2002, by and among GROUP 1 AUTOMOTIVE, INC., a Delaware corporation ("Buyer"), MILLER AUTOMOTIVE GROUP, INC., a California corporation ("Company"), FREDERIC HARRIS MILLER and BARBARA MILLER, Trustees of the Miller Trust of 1980 (Restated)("Fred Miller") and Mike Miller, an individual (collectively "Seller") who are the holders of One Hundred percent (100%) of the issued and outstanding shares of capital stock of Company ("Shares") are parties to that certain Stock Purchase Agreement dated April 22, 2002, as amended by that certain First Amendment to Stock Purchase Agreement effective June 10, 2002 (the "Purchase Agreement").

         WHEREAS, the parties desire to amend the Purchase Agreement as provided in this Amendment;

         NOW THEREFORE, For good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

         1. All terms used in this Agreement with their initial letters capitalized shall have the meanings given to them herein, or if not specifically defined herein, in the Purchase Agreement.

         2. Section 4.11(b)(ii) of the Purchase Agreement is amended and restated in its entirety, to read as follows: "The annual Base Rent during the Initial Term shall be an amount equal to the fair market value of existing properties times 9.75%.

                  The annual Base Rent during the Initial Term of the properties to be constructed shall be 9.75% times the actual cost of the land and construction of the improvements thereon. The actual cost of the land shall be (i) all hard and soft costs paid by Sellers' Affiliate for the purchase of the land in the case of Woodland Hills Nissan Add-Point and the fair market value ("Market Value") of the Property, as it is then being used, pursuant to an appraisal conducted on an as-used basis utilizing actual arm's-length comparable transactions of the land at the Effective Closing Date in the case of the Sepulveda Boulevard Honda Service Center, and in the case of the Sepulveda Boulevard Honda Service Center, subtracting demolition costs, plus (ii) interest costs on such amount from the Effective Closing Date through the Commencement Date of the Initial Term, in the case of the Woodland Hills Nissan Add-Point, plus (iii) the prorated portion of any property taxes assessed against the land which are applicable to the period from the date of this Agreement until the Commencement Date, in the case of the Woodland Hills Nissan Add-Point, less (iv) the amount of any incentives paid or payable to Sellers' Affiliate applicable to the purchase of the land or the construction of the improvements, but exclusive of any incentive based upon the performance of the Acquired Companies, which shall be retained by the Acquired Companies. Actual costs of the improvements shall be the actual amounts paid to contractors, subcontractors, architects, surveyors, or others for construction, demolition, permitting, construction period interest (excluding interest on land costs) and other soft costs.

         3. Section 1.2 of the Purchase Agreement is amended and restated in its entirety, to read as follows:

                  "SECTION 1.2 PURCHASE PRICE. The purchase price for the Shares and the consideration for the non-competition obligations set forth in
         Section 8.9 (collectively, the "Purchase Price") will be an aggregate amount consisting of the value of the Goodwill for



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         the Acquired Companies as defined in Section 1.2(b) below, plus or minus the Tangible Net Worth of the Acquired Companies, as defined in
         Section 1.2(a) below. The consideration for the non-competition obligations shall be One Hundred Thousand Dollars ($100,000) and the consideration for the Shares shall be the balance of the Purchase Price."

         4. Section 1.8 of the Purchase Agreement is amended and restated in its entirety, to read as follows:

                  "SECTION 1.8 CLOSING. The effective date and time of the purchase and sale ("Effective Closing Date") provided for in this Agreement will be 12:01 a.m. on August 1, 2002, or such other date and time as the parties may mutually agree. The closing ("Closing") shall take place at the offices of the Company, or such other place, date and time as Buyer and Seller agree, at 10:00 a.m. (local time) on August 1, 2002. Subject to the provisions of Section 9.1(f), failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.8 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement."

         5. Section 10.1 of the Purchase Agreement is amended and restated in its entirety, to read as follows:

                  "SECTION 10.1 SURVIVAL. All statements contained in any Schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. The representations and warranties of the Sellers or the Buyer contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing for a period of three (3) years with the exception of: (i) the representations and warranties of the Sellers contained in
         Section 2.14, which shall survive the Closing until the expiration of the applicable tax statutes of limitation plus a period of sixty (60) days; (ii) the representations and warranties of Sellers contained in
         Section 2.21, which shall survive the Closing for a period of five (5) years; and (iii) the representations and warranties of the Sellers contained in Sections 2.2, 2.3, and 2.6, which shall survive the Closing indefinitely. As to each representation and warranty of the parties hereto, the date to which such representation and warranty shall survive is hereinafter referred to as the "Survival Date.""

         6. Section 10.7 of the Purchase Agreement is amended to include the following sentence at the end of Section 10.7:

                  "Notwithstanding anything to the contrary, the limitations of indemnification provided in this SECTION 10.7 shall not apply to the liabilities resulting from the existence of any former corporations, companies or subsidiaries."

         7. The Agreement is amended to provide that Sellers shall be responsible for all costs resulting from the current on-going District Attorney investigations ("Investigation"). If the cost is determined prior to the Adjustment Date, the Tangible Net Worth shall be reduced accordingly. If the cost is determined after the Adjustment Date, then the Sellers indemnify the Buyer against such costs without the limitation on the indemnification obligations provided in SECTION 10.7.

         8. Except as expressly modified by this Amendment, the Purchase Agreement remains in full force and effect according to its terms.


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         9. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

         10. This Amendment will be governed by, construed and enforced in accordance with the laws of the state of California.


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first above written.


                               "SELLERS"

                               FREDERIC HARRIS MILLER and BARBARA
                               MILLER, Trustees of the Miller Trust of 1980
                               (Restated)


                               By:
                                   ---------------------------------------------
                                        Frederic Harris Miller, Trustee


                               By:
                                   ---------------------------------------------
                                        Barbara Miller, Trustee


                               -------------------------------------------------
                               Mike Miller, an individual

                               "COMPANY"
                               MILLER AUTOMOTIVE GROUP, INC.,
                               a California corporation



                               By:
                                   ---------------------------------------------
                                       Frederic H. Miller, Chairman of the Board

                               "BUYER"
                               Group 1 Automotive, Inc.


                               By:
                                   ---------------------------------------------
                                       John T. Turner, Executive Vice President







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